Filed pursuant to
                                                                  Rule 424(b)(2)
                                                       Registration No. 33-59791


                                    CITICORP
                               U.S. $7,000,000,000
                   Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
               Due From 9 Months to 60 Years From Date of Issue

Pricing Supplement,  dated  January 22, 1996
     (To  Prospectus  Supplement,  dated August 7, 1995;
     to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

      The terms of the Senior Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               5.70% Senior Notes Due January 25, 2001
                              (the "Notes").
Aggregate
  Principal Amount:           $80,000,000.00.

Price to Public:              100%.

Issue Date:                   January 25, 1996.

Stated Maturity:              January 25, 2001.

Interest Rate:                5.70% per annum.

Interest Payment Dates:       Semi-annually on the 25th day of each January and
                              July, commencing on July 25, 1996, and at Stated
                              Maturity.

Regular Record Dates:         The tenth day of the month in which each Interest
                              Payment Date occurs.

Sinking Fund:                 None.

Redemption:                   None.

Selling Agents:               Salomon Brothers Inc and Merrill Lynch & Co. have
                              severally agreed to act as selling agents for the principal amount of Notes set forth opposite its name:

                              Salomon Brothers Inc    $50,000,000
                              Merrill Lynch & Co.     $30,000,000.

Commission:                   0.215%.

CUSIP Number:                 17303 LRA 1.